Exhibit 99.2

Segment Information

	Years Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018(1)	2019(1)	2019	2020
Revenue	(unaudited)		(unaudited)
Americas	$1,189,348	$1,273,018	$928,114	$719,202
Europe	1,173,616	1,111,770	784,772	535,970
Other(2)	358,741	299,022	225,692	58,048

Total	$2,721,705	$2,683,810	$1,938,578	$1,313,220

Capital Expenditures
Americas	$76,867	$82,707	$46,484	$41,189
Europe	63,967	80,535	59,761	31,489
Other(2)	65,995	55,447	22,917	10,805
Corporate	4,250	13,775	10,500	9,766

Total	$211,079	$232,464	$139,662	$93,249

Segment Adjusted EBITDA
Americas	$467,381	$510,135	$364,367	$225,693
Europe	150,620	142,590	77,461	(91,071)
Other(2)	125,655	73,296	49,815	(36,092)

Total	$743,656	$726,021	$491,643	$98,530

Reconciliation of Segment Adjusted EBITDA to Consolidated Net Loss Before Income Taxes
Segment Adjusted EBITDA	$743,656	$726,021	$491,643	$98,530
Less reconciling items:
Corporate expenses(3)	152,090	144,341	105,056	99,722
Depreciation and amortization	318,952	309,324	231,476	204,372
Impairment changes	7,772	5,300	5,300	150,400
Restructuring and other costs(4)	15,537	15,316	8,926	11,005
Other operating (income) expense, net	(2,498)	(1,162)	1,632	(58,051)
Interest expense, net	387,740	419,518	329,610	269,435
Other charges(5)	34,393	122,907	144,165	22,275

Consolidated net loss before income taxes	$(170,330)	$(289,523)	$(334,522)	$(600,628)

(1)

Segment information for the years ended December 31, 2018 and 2019 has been recast according to the two reportable business segments implemented as of January 1, 2020. See “Presentation of Financial Information.”

(2)	Other includes the Company’s operations in Latin America and, for periods prior to the disposition of the Company’s stake in Clear Media on April 28, 2020, China.
(3)

Corporate expenses include expenses related to infrastructure and support, including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments and certain restructuring and other costs are recorded in corporate expenses.

(4)

The restructuring and other costs line item in this reconciliation excludes those restructuring and other costs related to corporate functions, which are included with the Corporate expenses line item.

(5)	Other charges includes Loss on extinguishment of debt, Loss on Due from iHeartCommunications, and Other (income) expense, net.